Exhibit 99.1

GEMSTAR-TV GUIDE SETTLES CONSOLIDATED SHAREHOLDER CLASS ACTIONS IN

U.S. DISTRICT COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA

(Los Angeles, CA) February 12, 2004 – Gemstar-TV Guide International, Inc. (Nasdaq: GMST) announced today that it has reached an agreement to settle the consolidated shareholder class action lawsuits pending in the U.S. District Court for the Central District of California. Charges in the suits relate to certain accounting practices and financial reporting under former management. The settlement is subject to approval by the Court after notice to the class.

“This settlement is a significant step in Gemstar-TV Guide’s efforts to resolve the legal issues that have faced the company,” said Jeff Shell, CEO of Gemstar-TV Guide. “As we put the issues related to past management behind us, the new executive team can focus more completely on maximizing the opportunities for growth and development in front of us.”

Under the agreement, the total settlement amount is $67.5 million, which will be paid in cash and stock. The Company will pay an aggregate of $42.5 million in cash to the class in a combination of direct payments and payments which may be made through the SEC. In addition, the company will issue 4,105,090 shares of common stock which was valued at $6.09 per share on the date the agreement was reached, or $25 million in the aggregate. The number of shares will increase if the price per share at the time of distribution to the class is less than $6.09 per share. The agreement also provides the Company with the option to substitute cash for up to 2,052,545 of the shares at $6.09 per share prior to the final settlement being approved.

As part of the settlement, Gemstar-TV Guide will assign to the class certain of its claims against its former auditors, KPMG. The class retains all of its securities fraud claims against the Company’s former CEO and CFO and former auditors. Gemstar-TV Guide retains all of its claims against its former management and its claims against its insurance carriers related to the defense and settlement of these actions and related matters. The Company intends to pursue these claims vigorously.

Gemstar-TV Guide will take a pre-tax $67.5 million charge related to this settlement in the fourth quarter 2003. Separately, the Company expects to take a non-cash impairment charge of approximately $400 million, also in the fourth quarter of 2003. This non-cash charge primarily relates to the writing down of certain goodwill and indefinite-lived intangible assets associated with TV Guide Magazine.

The settlement announced today does not resolve the related shareholder derivative suits or the non-consolidated securities fraud cases pending against the Company.

About Gemstar-TV Guide International, Inc.

Gemstar-TV Guide International, Inc., is a leading media and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

Except for historical information contained herein, the matters discussed in this news release contain forward-looking statements that involve risks and uncertainties, including risks and uncertainties related to the Company’s transition to a new management and corporate governance structure; an ongoing SEC investigation and pending litigation; the timely availability and acceptance of new products; the impact of competitive products and pricing; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 8-K and 10-Q, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements. Note to Editors: Gemstar and TV Guide are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its affiliates. The names of other companies and products used herein are for identification purposes only and may be trademarks of their respective owners.